Exhibit (h)(3)


                          ACCOUNTING SERVICES AGREEMENT

                         MORGAN KEEGAN SELECT FUND, INC.
                                       AND
                            MUTUAL FUNDS SERVICE CO.


     This Accounting Services Agreement (the "Agreement"), dated the ___ day of _____________, 2000, made by and between MORGAN KEEGAN SELECT FUND, INC. (the "Company"), a diversified open-end investment company, duly organized and existing under the laws of the State of Maryland, on behalf of two of its series, which have been designated Morgan Keegan Core Equity Fund and Morgan Keegan Utility Fund (the "Fund"), and MUTUAL FUNDS SERVICE CO. ("Agent"), a corporation duly organized and existing in the State of Ohio;

                                WITNESSETH THAT:

     WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940; and

     WHEREAS, the Company desires to appoint the Agent as its Accounting Services Agent for the Fund to perform certain accounting and record keeping functions required of a duly registered investment company; to file certain financial reports; to maintain and preserve certain books, accounts, and records as the basis for such reports; and to perform certain daily functions in connection with such accounts and records;

     WHEREAS, the Agent is willing to perform such functions upon the terms and conditions herein set forth; and

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

     Section 1. The Company shall provide any information reasonably needed by the Agent knowledgeably to perform its functions hereunder.

     Section 2. The Agent shall maintain and keep current the following books, accounts, records, journals, or other records of original entry, relating to the business of the Fund, and necessary or advisable for compliance with applicable regulations, including Rules 31(a)-1 and 31(a)-2 under the Investment Company Act of 1940, as amended, and as may be mutually agreed to between the Company and the Agent:

         (a)   Cash Receipts
         (b)   Cash Disbursements
         (c)   Dividend Record


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         (d)   Purchase and Sales of Portfolio Securities
         (e)   Subscription and Redemption Journals
         (f)   Security Ledger
         (g)   Broker Ledger
         (h)   General Ledger
         (i)   Daily Expense Accruals
         (j)   Daily Interest Accruals
         (k)   Securities and Monies borrowed or loaned and collateral therefor
         (l)   Trial Balances

     Unless appropriate information necessary to perform the above functions is furnished to the Agent in a timely manner, the Agent shall incur no liability to the Trust Company or any other person.

     It shall be the responsibility of the Company to furnish the Agent with the declaration, record, and payment dates and amounts of any dividends or income and any other special actions required concerning each of the Fund's Securities.

     The Agent shall maintain all accounts and records above mentioned as required by regulation and as agreed upon between the Company and the Agent.

     Section 3. Upon receipt by the Agent of written or oral instructions, the Agent shall make proper accounting entries in accordance therewith. The Company shall direct that each broker-dealer, or other person through whom a transaction has occurred, shall send a confirmation thereof to the Agent. The Agent shall verify this confirmation against the written or oral instructions when received from the Company and forward the confirmation to the Custodian. The Agent shall promptly notify the Company of any discrepancy between the confirmation and the Company's written instructions when received from the Company but shall incur no responsibility or liability for such discrepancy. The Company shall cause any necessary corrections to be made and shall advise the Agent and the Custodian accordingly.

     Section 4. The Agent shall calculate the net asset value and public offering price of each class of each Fund in accordance with the Company's currently effective prospectus, once daily. The Agent shall complete such daily calculations by the time required for inclusion on the published price list of the NASD and shall communicate such values and public offering prices to the NASD promptly each day.

     The Agent shall prepare and maintain a daily evaluation of Securities for which market quotations are available by the Agent's use of Bloomberg Financial Markets and ILX Quotation Services and the valuation of interests of the portfolios in which each Fund invests; all other Securities shall be evaluated in accordance with the Company's written instructions, and the Agent shall have no responsibility or liability for the accuracy of the information supplied by the Company or upon the written instructions.


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     Section 5. At the end of each month, the Agent shall obtain from the
Custodian a monthly statement of cash and portfolio transactions, which the Agent shall reconcile with its accounts and records maintained for the Fund. The Agent shall report any discrepancies to the Custodian, and report any unreconciled items to the Company.

     Section 6. The Agent shall supply daily and periodic reports to the Company, as required by law or regulation, and as requested by the Company and agreed upon by the Agent.

     Section 7. The Company shall report and confirm to the Transfer Agent all Share purchases and redemptions of which it is aware. The Agent shall obtain from the Transfer Agent daily reports of Share purchases, redemptions, and total shares outstanding.

     The Agent shall reconcile outstanding Shares with the Transfer Agent periodically and certify at least monthly to the Company the reconciled Share balance outstanding.

     Section 8. The accounts and records of the Fund maintained by the Agent shall be the property of the Company, and shall be made available to the Company, within a reasonable period of time, upon demand. The Agent shall assist the Company's independent auditors, or upon demand by any regulatory body, in any requested review of the Fund's accounts and records but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic reviews and audits. The Agent shall supply the necessary data for the Company's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders of the Fund, and such other reports and information requests as the Company and the Agent shall agree upon from time to time.

     Section 9. The Agent and the Company may from time to time adopt uniform or standing procedures, and the Agent may conclusively assume that any procedure approved by the Company, or directed by the Company, does not conflict with or violate any requirements of its prospectus, Articles of Incorporation, By-Laws, or any rule or regulation of any regulatory body or governmental agency. The Company shall be responsible to notify the Agent of any changes in regulations or rules which might necessitate changes in the Agent's procedures.

     Section 10. The Agent may rely upon the advice of the Company and upon statements of the Company's accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted, and the Agent shall not be liable for any actions taken in good faith upon such statements.

     Section 11. The Agent shall not be liable for any action taken in good faith reliance upon any authorized oral instructions, any written instructions, any certified copy of any resolution of the Directors of the Company or any other document reasonably believed by the Agent to be genuine and to have been executed or signed by the proper person or persons. The Company will send written instructions to cover oral instructions,


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and the Agent will compare the information against the oral instructions previously furnished. The Agent will inform the Company immediately of any noted discrepancy or will request, if no written instruction is received in a reasonable time, that the Company forward same to Agent.

     The Agent shall not be held to have notice of any change of authority of any officer, employee, or agent of the Company until receipt of notification thereof by the Company.

     In addition to indemnification expressly provided elsewhere in this Agreement, the Company shall indemnify and hold harmless the Agent from all claims and liabilities (including reasonable expenses for legal counsel) incurred by or assessed against the Agent in connection with the performance of this Agreement, except such as may arise from the Agent's own negligent action, omission, or willful misconduct; provided, however, that before confessing any claim against it, the Agent shall give the Company reasonable opportunity to defend against such claim in the name of the Company, the Fund or the Agent or any of them.

     Section 12. The Shareholders, Directors, officers, employees and agents of the Company shall not be personally bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder.

     Section 13. The Company acknowledges and agrees that the Growth Stock Portfolio (the master fund in which all of the investable assets of the Core Equity Fund are invested) will pay the Agent compensation for its services (and reimburse the Agent for expenses) based in part on the average daily net assets of the Core Equity Fund as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such schedule approved by the Growth Stock Portfolio and the Agent.

     The Company acknowledges and agrees that the Utilities Stock Portfolio (the master fund in which all of the investable assets of the Utility Fund are invested) will pay the Agent compensation for its services (and reimburse the Agent for expenses) based in part on the average daily net assets of the Utility Fund as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such schedule approved by the Utilities Stock Portfolio and the Agent.

     The Company agrees to reimburse the Agent for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Company and the Agent.

     Section 14. In addition to the compensation and expense reimbursements specified in Section 13 above, the Company shall pay the Agent a fee, payable in monthly installments, equal to 0.07% per annum of the first $50 million of the average daily net assets of each Fund and 0.05% per annum of the average daily net assets of each Fund in excess of $50 million. The Agent will pay the entire amount of the fees collected by it


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under this Section to Signature Financial Services, Inc. or its successor as payment for Signature's third party spoke license fee.

     Section 15. Nothing contained in this Agreement is intended to or shall require the Agent, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the New York Stock Exchange and the Agent are open.

     Section 16. This Agreement shall have an initial term of one (1) year beginning on the date the Company commences operations. Subsequent to the initial term this Agreement may be terminated by either party upon 60 days' prior written notice.

     Section 17. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

                  If to the Company:

                  Morgan Keegan Select Fund, Inc.
                  Morgan Keegan Tower
                  50 Front Street
                  Memphis, TN  38103

                  If to the Agent:

                  Mutual Funds Service Co.
                  6000 Memorial Drive
                  Box 7177
                  Dublin, OH  43017

     Section 18. The Directors, officers, employees and agents of the Company shall not be personally bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder.

     Section 19. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 20. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of the Agent, or by the Agent without the written consent of the Company, authorized or approved by a resolution of its Directors.


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     Section 21. This Agreement shall be governed by the laws of the State of
Maryland.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

                                            MORGAN KEEGAN SELECT FUND, INC.


                                            By_________________________

                                            MUTUAL FUNDS SERVICE CO.


                                            By__________________________



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                            MUTUAL FUNDS SERVICE CO.

                               ACCOUNTING SERVICES

                   PORTFOLIO PRICING & GENERAL LEDGER SERVICES

DAILY

     o    Daily trial balance with a computation sheet of net asset value
     o    Daily performance sheet
     o    Daily cash available sheet
     o    Daily reconciliation of Fund shares
     o    Daily interest calculations
     o    Daily portfolio calculation with comparison to previous day
     o    Daily processing and settlement of all security trades

MONTHLY

     o    Balance Sheet and Income Statement
     o    Schedule of purchases and sales of securities
     o    Brokerage commission schedule for the month and year to date
     o    Security ledger
     o    Schedule of Fund shares sold and repurchased
     o    Compliance with Sub-M requirements and short-short gain limitations

QUARTERLY

     o    Compliance with diversification rules

SEMI-ANNUALLY

     o    Prepare answers to applicable items on Form NSAR

OTHER

     o Assist with the preparation of the unaudited reports that are required either quarterly or semi-annually
     o Furnish reports for the independent auditor and to assist with the audit
     o Calculation of available or required income or capital gain distributions to shareholders
     o    Provide requested material for Board meetings


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                                                                   Schedule A


                          MUTUAL FUNDS SERVICE COMPANY

                      FEE SCHEDULE FOR ACCOUNTING SERVICES


GROWTH STOCK AND UTILITIES STOCK PORTFOLIOS

A.   BASIS POINT FEE

     15 Basis Points on first $10 million of assets
     10 Basis Points on next $20 million of assets
     2 Basis Points on next $50 million of assets
     1 Basis Point on assets over $80 million.

(Based on each Portfolio's average net assets - payable monthly).

B.   MINIMUM ANNUAL FEE - $7,500 for each Portfolio

C. In addition, all out-of-pocket expenses shall be separately charged, shall include but not be limited to: printed forms, postage, overnight mail, telephone expense and costs associated with providing fund information to outside services (NASDAQ, rating services, etc.).